EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149425 and 333-166285 on Form S-8 and Registration Statement Nos. 333-146957, 333-151980, and 333-160834 on Form S-3 of our report dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (Solutia Inc.), and the effectiveness of Solutia Inc.'s internal control over financial reporting (which report expresses an unqualified opinion and included explanatory paragraphs relating to Solutia Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code and classification of its integrated nylon and primary accelerators businesses as discontinued operations), appearing in this Annual Report on Form 10-K of Solutia Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

February 24, 2010